As filed with the Securities and Exchange Commission on November 30, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Luxottica Group S.p.A.

(Exact name of Registrant as specified in its charter)

Republic of Italy	3851	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. employer identification
incorporation or organization)	Classification Code Number)	number)

Luxottica Group S.p.A. 2006 Stock Option Plan

(Full title of the plan)

Via C. Cantù 2,

20123 Milan, Italy

 +39 02 863341

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael A. Boxer, Esq.

Senior Vice President & General Counsel

Luxottica U.S. Holdings Corp.

44 Harbor Park Drive

Port Washington, New York 11050

(516) 484-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Deutsche Bank Trust Company Americas	David A. Sakowitz, Esq.
60 Wall Street	Winston & Strawn LLP
New York, New York 10005	200 Park Avenue
(212) 250-9100	New York, New York 10166
(212) 294-6700

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1) (3)	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary Shares, par value Euro 0.06 per share	20,000,000 Ordinary Shares	$31.89	$637,800,000	$19,580.46

(1)           Pursuant to Rule 416(a), this Registration Statement shall be deemed to cover such indeterminate number of additional Ordinary Shares which may be issuable under the terms of the Luxottica Group S.p.A. 2006 Stock Option Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices reported for the Registrant’s Ordinary Shares on the Milan Stock Exchange Composite Tape, and converted at the noon buying rate of €1.00 = US$1.4750, on November 28, 2007.

(3)           American Depositary Shares evidenced by the American Depositary Receipts issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement.  Each American Depositary Share represents one Ordinary Share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                    Plan Information.

Luxottica Group S.p.A., an Italian corporation (the “Registrant”), shall deliver the document(s) containing the information set forth in Part I of this Registration Statement on Form S-8 to eligible participants in the Luxottica Group S.p.A. 2006 Stock Option Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “1933 Act”).  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

Item 2.                    Registrant Information and Employee Plan Annual Information.

The Registrant will provide without charge to each person to whom a copy of a Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated by reference in Item 3 of Part II below.  Requests should be directed to Luxottica Group S.p.A., Via C. Cantù 2, 20123 Milan, Italy, Attn: Legal Department, +39 02 863341.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)           the Registrant’s Annual Report of Foreign Issuer on Form 20-F for the year ended December 31, 2006, as filed with the Commission on June 29, 2007;

(b)           all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since December 31, 2006; and

(c)           the description of the Registrant’s Ordinary Shares, American Depositary Shares and American Depositary Receipts contained in Item 1 of Registrant’s Form 8-A (File No. 1-10421), as filed with the Commission on January 19, 1990, and Item 9 of the Registrant’s Registration Statement on Form F-1 (File No. 33-32039), as filed with the Commission on November 13, 1989, including any subsequent amendment or any report or other filing with the Commission updating such description; and the description of the Registrant’s American Depositary Receipts contained in Item 1 of Form F-6 (File No. 333-132787), as filed with the Commission on March 29, 2006, including any subsequent amendment or any report or other filing with the Commission updating such description.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or for purposes of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

None.

Item 6.                    Indemnification of Directors and Officers.

The Registrant maintains liability insurance policies insuring its directors and officers, subject to the limits of the policies and to the extent permitted by applicable law, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of their acting or having acted as directors or officers.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description

4.1

Articles of Association of Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form F-1 (File No. 33-32039), as filed with the Commission on November 13, 1989)

4.2

Amended and Restated By-Laws of Registrant (incorporated by reference to Exhibit 1.2 to Registrant’s Annual Report of Foreign Issuer on Form 20-F for the year ended December 31, 2006, as filed with the Commission on June 29, 2007)

4.3

Amended Form of American Depositary Receipt for Registrant’s American Depositary Shares (incorporated by reference to Exhibit A to Registrant’s Registration Statement on Form F-6 (File No. 333-132787), as filed with the Commission on March 29, 2006)

4.4

Luxottica Group S.p.A. 2006 Stock Option Plan (incorporated by reference to Exhibit 4.14 to Registrant’s Annual Report of Foreign Issuer on Form 20-F for the year ended December 31, 2005, as filed with the Commission on June 28, 2006)

5.1	Opinion of Bonelli Erede Pappalardo as to the legality of the securities being registered, filed herewith

23.1	Consent of Deloitte & Touche S.p.A., filed herewith

23.2	Consent of Bonelli Erede Pappalardo (included in their opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page hereof)

Item 9.                    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the 1933 Act.

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-

effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby further undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Milan, Italy, on this 30th day of November, 2007.

LUXOTTICA GROUP S.p.A.

By:	/s/ ENRICO CAVATORTA
Name: Enrico Cavatorta
Title: Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Andrea Guerra and Enrico Cavatorta (with full power to each of them to act alone) as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and the other documents in connection therewith, and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the 1933 Act with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in their capacities on the dates listed below.

Signature	Title	Date

/s/ ANDREA GUERRA	Chief Executive Officer and Director	November 30, 2007
Andrea Guerra	(Principal Executive Officer)

/s/ ENRICO CAVATORTA	Group Chief Financial Officer and Director	November 30, 2007
Enrico Cavatorta	(Principal Financial Officer and
Principal Accounting Officer)

	Chairman of the Board of Directors	November 30, 2007
Leonardo Del Vecchio

/s/ LUIGI FRANCAVILLA	Deputy Chairman of the Board of Directors	November 30, 2007
Luigi Francavilla

	Director	November 30, 2007
Roger Abravanel

/s/ TANCREDI BIANCHI	Director	November 30, 2007
Tancredi Bianchi

	Director	November 30, 2007
Mario Cattaneo

/s/ ROBERTO CHEMELLO	Head of Group Operations and Director	November 30, 2007
Roberto Chemello

/s/ CLAUDIO COSTAMAGNA	Director	November 30, 2007
Claudio Costamagna

/s/ CLAUDIO DEL VECCHIO	Director	November 30, 2007
Claudio Del Vecchio

	Director	November 30, 2007
Sergio Erede

/s/ SABINA GROSSI	Director	November 30, 2007
Sabina Grossi

/s/ GIANNI MION	Director	November 30, 2007
Gianni Mion

	Director	November 30, 2007
Lucio Rondelli

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES OF THE REGISTRANT

Pursuant to the requirements of the 1933 Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on this 30th day of November, 2007.

By:	/s/ MICHAEL A. BOXER
Name: Michael A. Boxer
Title: Authorized Representative

INDEX TO EXHIBITS

Exhibit No.	Description

4.1

Articles of Association of Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form F-1 (File No. 33-32039), as filed with the Commission on November 13, 1989)

4.2

Amended and Restated By-Laws of Registrant (incorporated by reference to Exhibit 1.2 to Registrant’s Annual Report of Foreign Issuer on Form 20-F for the year ended December 31, 2006, as filed with the Commission on June 29, 2007)

4.3

Amended Form of American Depositary Receipt for Registrant’s American Depositary Shares (incorporated by reference to Exhibit A to Registrant’s Registration Statement on Form F-6 (File No. 333-132787), as filed with the Commission on March 29, 2006)

4.4

Luxottica Group S.p.A. 2006 Stock Option Plan (incorporated by reference to Exhibit 4.14 to Registrant’s Annual Report of Foreign Issuer on Form 20-F for the year ended December 31, 2005, as filed with the Commission on June 28, 2006)

5.1	Opinion of Bonelli Erede Pappalardo as to the legality of the securities being registered, filed herewith

23.1	Consent of Deloitte & Touche S.p.A., filed herewith

23.2	Consent of Bonelli Erede Pappalardo (included in their opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page hereof)